Exhibit 99.2

Secretary’s Certificate

The undersigned, Cary L. Schaefer, Chief Financial Officer, Chief Compliance Officer and Corporate Secretary of Fidus Mezzanine Capital, L.P., a Delaware limited partnership (the “Fund”), does hereby certify that:

1. This certificate is being delivered to the Securities and Exchange Commission (the “SEC”) in connection with the filing of the Fund’s fidelity bond (the “Bond”) pursuant to Rule 17g-1 of the Investment Company Act of 1940, as amended, and the SEC is entitled to rely on this certificate for purposes of the filing.

2. The undersigned is the duly elected, qualified and acting Corporate Secretary of the Fund, and has custody of the records of the Fund and is a proper officer to make this certification.

3. Attached hereto as Exhibit A is a copy of the resolutions approved by the Board of Directors of the Fund, including a majority of the Board of the Directors who are not “interested persons” of the Fund, approving the amount, type, form and coverage of the Bond.

4. Premiums have been paid for the period June 21, 2012 to June 21, 2013.

IN WITNESS WHEREOF, the undersigned has caused this certificate to be executed this 29th day of June, 2012.

/s/ Cary L. Schaefer
Cary L. Schaefer
Chief Financial Officer, Chief Compliance Officer and Corporate Secretary

Excerpt from the minutes of the
meeting of the Board of Directors
of Fidus Investment Corporation and
Fidus Mezzanine Capital, L.P.
held on June 6, 2012	Exhibit A

FIDELITY BONDING - FUND

WHEREAS, the Board has reviewed the renewal of the Fund’s Investment Company Bond, issued by Axis Insurance Company (the “Fidelity Bond”), which includes as joint insured [Fidus Investment Corporation as] the Company; and

WHEREAS, the Board has considered, among other things: (i) the required amount of fidelity bond coverage for a joint insured bond under the Investment Company Act of 1940 (the “1940 Act”); (ii) the form and amount of fidelity bond coverage in light of the value of the aggregate assets of the Fund and the Company; (iii) the number of the insured parties; (iv) the amount of premium for the Fidelity Bond allocable to the Fund and the Company, in the amounts of $7,514 and $7,514, respectively, such premium allocable to the Fund having been paid for the period of June 21, 2012 through June 21, 2013; and (v) the comparative amount that the Fund would have had to pay if it had provided and maintained a single insured bond, such amount being $2,500,000.

NOW, THEREFORE, BE IT RESOLVED, that the members of the Board approving these resolutions, each of whom is not an interested person under the 1940 Act, hereby acknowledge and agree that the Fidelity Bond is reasonable in form and amount;

FURTHER RESOLVED, that the appropriate officers of the Fund be, and they hereby are, authorized to enter into the Fidelity Bond for the Fund;

FURTHER RESOLVED, that any and all previous actions taken by the Fund’s officers, principals or agents in connection with the Fidelity Bond be, and hereby are, approved and ratified as duly authorized actions of the Fund; and

FURTHER RESOLVED, that the appropriate officers of the Fund be, and each of them hereby is, authorized and directed, for and on behalf of the Fund, to file the Fidelity Bond with the Securities and Exchange Commission (the “SEC”).